Exhibit 10(d)(ii)

Arrow Electronics, Inc.
Non-Qualified Stock Option Award Agreement
Grantee: _____________
Grant Date: _____________
Number of Shares Covered by this Option: _____________
Exercise Price Per Share: _____________
Expiration Date: _____________
THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (the “Agreement”) dated as of ___________ is between Arrow Electronics, Inc., a New York corporation (the “Company” or “Arrow”) and ___________ (the “Grantee” or “you”). In consideration of mutual promises and covenants made in this Agreement and the mutual benefits to be derived from this Agreement, the Company and Grantee agree as follows:
Subject to the provisions of this Agreement and the provisions of the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan (the “Plan”), the Company hereby grants to the Grantee the number of non-qualified stock options shown above (the “Options”) as of ____________ (the “Grant Date”) at the stated exercise price per share, which is 100% of the fair market value of a shares on the Grant Date. Except as expressly provided below, the term of this option begins as of the Grant Date and continues through the earlier of (a) 90 days following your termination of employment or (b) the expiration date stated above. Capitalized terms used and not defined in this Agreement have the meanings given to them in the Plan.
1.    Vesting Generally. Subject to the provisions of Sections 2 through 5 of this Agreement, twenty-five percent (25%) of the Options will vest and become exercisable on each of the first four anniversaries of the Grant Date, but only if Grantee remains employed by Arrow (or one of its subsidiaries or affiliates) on the applicable anniversary. Your Option will continue to vest and any vested portion will remain exercisable during its term while you are on military leave of absence (as defined in the then current applicable Arrow Employee Handbook). Upon your exercise, each vested Option shall be settled by delivery of one share of Common Stock. Any fractional Options shall be rounded to the nearest whole number.
2.    Vesting following Retirement. Upon your Retirement from Arrow, any unvested portion of the Options will continue to vest under the same schedule as set forth under Section 1 hereof; provided that you do not engage or become interested in any Competing Business during such remaining vesting period (whether as an owner, partner, director, employee, consultant or otherwise), in which case any unvested portion of the Option will be forfeited. The vested options will remain exercisable until the earlier of (a) the seventh anniversary of the your termination or (b) the Expiration Date.
3.    Vesting following Certain Terminations. Upon your termination of employment from Arrow under circumstances which entitle you to receive severance payments from Arrow in the form of salary continuation, any unvested portion of the Options will continue to vest under the same schedule as set forth under Section 1 hereof, for the period you are receiving Severance Payments; provided that you do not engage or become interested in any Competing Business during such remaining vesting period (whether as an owner, partner, director, employee, consultant or otherwise), in which case any unvested portion of the Option will be forfeited and no payment or delivery of shares will be made therefor.
4.     Death or Disability. Upon your termination of employment from Arrow by reason of death or Disability, any unvested part of the Options will vest immediately. The entire option will remain exercisable until the Expiration Date.
5.    Termination of Employment following a Change of Control. Any unvested portion of the Option will vest immediately upon the termination of your employment by Arrow without Cause, or by you for Good Reason, in either such case occurring within two (2) years after a Change of Control of Arrow. The entire option will remain exercisable until the Expiration Date.

If your employment ends for any reason (other than as described in Section 2 through 5 above) before your Options fully vest, the unvested portion of the Options will be forfeited and there will be no payment or delivery of shares to you related to such forfeited Options.
The terms “Cause,” “Change of Control,” “Competing Business,” “Disability,” “Good Reason,” and “Retirement,” as used in this Agreement are defined in Section 12 below.
6.    Exercise. You (or your representative, upon your death) may exercise any vested portion of this Option at any time during its term by given written notice to Arrow's stock administrator and making payment to Arrow in an amount equal to the per share exercise price times the number of share you wish to exercise, plus applicable taxes.
7.    Transferability. Except as otherwise determined by the Committee, Options granted under this Agreement are not transferable by Grantee, whether voluntary or involuntary, by operation of law or otherwise, during the Term, except as provided in the Plan. Any assignment, pledge, transfer or other disposition, voluntary or involuntary, of the Options made, or attachment, execution, garnishment, or lien issued against or placed upon the Options, shall be void.
8.    Administration. This Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon Grantee. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. You can only accept and receive the award by indicating your acceptance of the terms and conditions set forth in this Agreement. By accepting this Agreement, you accept and agree to all of its terms. If you do not accept this Agreement your award will be forfeited.
9.    Personal Data. To comply with applicable law and to administer the Plan and the terms and conditions of this Agreement, the Company and its agents may hold and process your personal data and/or sensitive personal data. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, and information about your participation in the Plan obtained under the Plan from time to time. By accepting the Options, you hereby give your explicit consent to the Company's processing any such personal data and/or sensitive personal data, and you also hereby give your explicit consent to the Company's transfer of any such personal data and/or sensitive personal data outside the country in which you work or reside and to the United States. The legal persons for whom your personal data is intended include the Company and any of its subsidiaries, the outside Plan administrator as selected by the Company from time to time, and any other person that the Company may find in its administration of the Plan to be appropriate. You have the right to review and correct your personal data by contacting your local Human Resources Representative. By accepting the Options, you understand and acknowledge that the transfer of the information outlined here is important to the administration of the Plan, and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan.
10.    No Contract of Employment. By accepting the Options, you agree to be bound by these terms and conditions and acknowledge that Options are granted at the sole discretion of the Committee and is not considered part of any contract of employment with the Company or your ordinary or expected salary or other compensation, and that the Options will not be considered as part of such salary or compensation for purposes of any pension benefits or in the event of severance, redundancy or resignation. If your employment with the Company or a subsidiary is terminated for any reason, whether lawfully or unlawfully, you acknowledge and agree that you will not be entitled by way of damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, shares or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.
11.    No Right to Future Awards. This award of Options shall not entitle Grantee to receive any future Options or any other awards under the Plan.
12.    Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:
“Cause” means that the Committee, in its sole discretion, determined that you: (i) intentionally failed to perform your duties for Arrow and that failure continues after you receive written warning concerning your failure to perform (this does not mean a mere failure to attain financial goals); (ii) engaged in illegal conduct or gross misconduct which is significantly and demonstrably injurious to Arrow; or (iii) violated any provision of Arrow's Worldwide Code of Business Conduct and Ethics or of any other written agreement you may have with Arrow.

“Competing Business” means any business, which, directly or indirectly, provides the same or substantially similar products or services as those provided by the organization, business units or groups for which you worked or had responsibility during your tenure at Arrow or any of its subsidiaries or affiliates.
“Committee” means the Compensation Committee of Arrow's Board of Directors or a designated subcommittee thereof.
“Change of Control” means the occurrence of either of the following events: (a) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company, or (b) a majority of the members of the Company's Board of Directors is replaced during a 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors before the date of the appointment or election, in each case interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and applicable Treasury regulations (“409A”).
“Disability” means Grantee is considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder, or, with respect to Grantee who is not subject to United States income tax as may otherwise be determined or construed by the Committee.
“Good Reason” means the occurrence of any of the following changes to your employment, provided that Arrow does not rescind such changes within thirty days following your written request: (i) a material adverse diminution in your duties and responsibilities; (ii) your base salary is materially reduced, other than in connection with a region-wide or company-wide pay cut/furlough program; or (iii) a material change in the geographic location of your principal place of business of more than fifty (50) miles from your current location. For the avoidance of doubt, a mere change in titled and/or reporting relationship shall not be grounds for a claim of “Good Reason.” You will have “Good Reason” to terminate your employment only if such action is taken during the two year period following a Change of Control.
“Retirement” means your retirement under a retirement plan of Arrow, or one of its subsidiaries or affiliates, at or after your normal retirement age or, with the written consent of the Committee, at an early retirement date.
13.    Tax Withholding. Arrow shall have the right to deduct or withhold (including, without limitation, by reduction of the number of shares of Common Stock subject to the Options), or require Grantee to remit to Arrow, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation or be withheld with respect to any taxable event arising as a result of this Agreement.
14.    Section 409A Compliance. Notwithstanding the foregoing provisions of this agreement, if any award payable hereunder in connection with your termination of employment is subject to Section 409A of the Code as deferred compensation (and does not qualify for the “short term deferral” or any other exemption under applicable Treasury regulations) and you are a “specified employee” within the meaning of Section 409A of the Code, payment of such award, or delivery of shares, will be delayed for six (6) months following your termination date if necessary to comply with Section 409A of the Code. In no event whatsoever shall Arrow be liable for any additional tax, interest or penalties that may be imposed on Grantee by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
The parties have entered into this Agreement as of the date first written above by signing where indicated below.
Arrow Electronics, Inc.

By:
Peter S. Brown
SVP and General Counsel

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PARTICIPANT NAME